Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form F-3 and related prospectus of B.O.S Better Online Solutions Ltd. (“BOS”) (Nos. 333-130048 and 333-152020) and into the Registration Statements of BOS on Form S-8 (Nos. 333-160414, 333-148318, 333-136957, 333-110696, 333-100971, 333-11650 and 333-179253) of our report dated March 29, 2010, with respect to the consolidated financial statements of BOS - Supply Chain Solutions (Lynk), Inc. (formally known as Lynk USA, Inc.) included in this Annual Report on Form 20-F for the year ended December 31, 2011.

/s/ ARIK ESHEL, CPA & ASSOC., PC ARIK ESHEL, CPA & ASSOC., PC
April 29, 2012